Exhibit 99.1

NEWS RELEASE

Tuesday, October 12, 2004

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

HOUSTON, TEXAS—OCTOBER 12, 2004

FLOTEK THIRD QUARTER REVENUES SURGE 36 PERCENT

        Flotek Industries, Inc. posted another record quarter with revenue jumping 36 percent from a year ago. Flotek achieved $5.7 million in sales for the third quarter compared with $4.2 million for the same period last year. Overall sales rose 18 percent in the third quarter compared to second quarter of this year. The continued higher prices for oil and gas and strong drilling activity supported Flotek’s highest quarterly sales level in the history of the Company. Flotek continues to demonstrate its ability to increase revenues and meet the needs of customers in each of our operating units.

        Chairman and Chief Executive Officer, Jerry D. Dumas, Sr. noted that third-quarter revenues improved in three of the company’s main areas of business – Chemicals, up 51 percent; Material Translogistics, up 35 percent; and Petrovalve, up over 400 percent.

        The specialty chemicals division continues to see strong demand for its biodegradable “green” chemical line. This segment has successfully increased its customer base and geographic base while simultaneously focusing on developing new applications for its proprietary product lines. The Material Translogistics unit exceeded projected sales levels despite Hurricane Ivan hitting the Gulf Coast. Petrovalve sales continued to grow in several key international markets.

More detail will be available in the Company’s 10-Q to be filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.